Exhibit 23.1

KPMG LLP

Suite 1400

55 Second Street

San Francisco, CA 94105

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 26, 2026, with respect to the financial statements of Vera Therapeutics, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California

February 26, 2026